Exhibit 5.1

CONYERS DILL & PEARMAN PTE. LTD.

9 Battery Road
#20-01 MYP Centre
Singapore 049910
T +65 6223 6006

conyers.com

27 May 2025

Matter No. 1008365

WEBUY GLOBAL LTD

35 Tampines Street 92

Singapore 528880

Dear Sir/Madam,

Re: WEBUY GLOBAL LTD (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-3 (the "Registration Statement") filed with the U.S. Securities and Exchange Commission (the "Commission") on or about the date hereof under the U.S. Securities Act of 1933, as amended, (the "Securities Act") and the prospectus forming a part of the registration Statement (the “Prospectus”) relating to the registration of up to 164,612 class A ordinary shares, par value US$0.0000462 each, of the Company (the "Class A Ordinary Shares") which are to be offered for sale by Gao Chun Ju, Jin Wei and Wu Chun Xian as the selling shareholders of the Company (the “Selling Shareholders”) as described in the Registration Statement and the Prospectus (both as defined below).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1	the Registration Statement;

1.2	the Prospectus; and

1.3	the debt settlement agreements made between, amongst others, the Company and each of the Selling Shareholders, respectively, all dated 15 May 2025 (the “Debt Settlement Agreements”).

The documents listed in items 1.1 to 1.3 above are herein sometimes collectively referred to as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed copies of:

1.4	the written resolutions of all the directors of the Company dated 15 May 2025 and 27 May 2025 respectively (collectively, the “Resolutions”);

1.5	the second amended and restated memorandum of association (the “Memorandum of Association”) and second amended and restated articles of association of the Company adopted on 8 March 2024 (the “M&As”);

1.6	a copy of the register of members of the Company as at 22 May 2025, certified by a director of the Company on 24 May 2025 (the “Register of Members”);

1.7	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 23 May 2025 (the “Certificate Date”); and

1.8	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2	ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the capacity, power and authority of each of the parties to the Documents other than the Company, to enter into and perform its respective obligations under the Documents;

2.4	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.5	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

2.6	that the M&As will not be amended in any manner that would affect the opinions expressed herein;

2.7	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.8	that on the date of entering into each of the Documents and the date of allotment and issue of an aggregate of 164,612 Class A Ordinary Shares to the Selling Shareholders on 19 May 2025, the Company is, and after entering into the Documents and such allotment and issue of Class A Ordinary Shares the Company is and will be able to, pay its debts;

2.9	that the Company had sufficient authorized and unissued Class A Ordinary Shares to effect the issue of the 164,612 Class A Ordinary Shares to the Selling Shareholders on 19 May 2025 at the time of issuance;

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2.10	that upon the issue of the 164,612 Class A Ordinary Shares to the Selling Shareholders on 19 May 2025, the Company had received consideration for the full issue price thereof which was equal to at least the par value of the Class A Ordinary Shares;

2.11	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary, direct or indirect, of any sovereign entity or state;

2.12	the validity and binding effect under the internal laws of the State of New York, United States of America (the “Foreign Laws”) of the Debt Settlement Agreements in accordance with their respective terms;

2.13	there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and the Documents;

2.14	the Company has not taken any action to appoint a restructuring officer;

2.15	the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; and

2.16	that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

3	QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

4	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

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4.2	Based solely upon a review of the Register of Members, (a) Gao Chun Ju is the registered holder of 49,401 Class A Ordinary Shares, (b) Jin Wei is the registered holder of 51,763 Class A Ordinary Shares and (c) Wu Chun Xian is the registered holder of 63,448 Class A Ordinary Shares, and such Class A Ordinary Shares are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearmam Pte. Ltd.

Conyers Dill & Pearman Pte. Ltd.

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